Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407
Contact: Amanda Butler 201-791-7600
for release: September 15, 2011
SEALED AIR ANNOUNCES OFFERING OF SENIOR NOTES
     ELMWOOD PARK, N.J., Thursday, September 15, 2011 — Sealed Air Corporation (“Sealed Air”) (NYSE: SEE) today announced that it intends to offer $1.5 billion aggregate principal amount of senior unsecured notes due 2019 (the “2019 Notes”) and senior unsecured notes due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”). We intend to use the net proceeds from the offering to finance a portion of the previously announced acquisition of Diversey Holdings, Inc. The Notes will be guaranteed by certain of our domestic subsidiaries.
     The Notes and related guarantees will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Business
     For over fifty years, Sealed Air has been a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications. Operating in 52 countries, Sealed Air’s international reach generated revenue of approximately $4.5 billion in 2010. With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.
Forward-Looking Statements

     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including economic conditions and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as may be revised and updated by our Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.
     While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.